Exhibit 5.1

Travers Smith LLP 3 Stonecutter Street, London, EC4A 4AW

T: +44 (0)20 7295 3000 | www.traverssmith.com

Sensata Technologies Holding plc Interface House Interface Business Park Bincknoll Lane Royal Wootton Bassett Swindon Wiltshire SN4 8SY	Your ref: Our ref: Doc ID: Tel: Email:	EXG/COM 47261632 +44 (0)20 7295 3000 elissavet.grout @traverssmith.com

27 October 2026

Dear Directors

Sensata Technologies Holding plc: Registration under the Securities Act

Introduction

1.

We are acting on the instructions of Sensata Technologies Holding plc (the “Company”) in connection with the registration under the US Securities Act of 1933 (the “Securities Act”) of an automatic shelf registration on Form S-3 (the “Form S-3”), in connection with the registration for issuance, offering, sale and delivery from time to time of Ordinary Shares of the Company with a nominal value of EUR0. 01 per share (the “Shares”) in accordance with the articles of association of the Company and English law as then in force and warrants and units convertible into or exercisable or exchangeable for, Shares. We understand that the Company intends to file, on or around the date hereof, a Form S-3 registration statement with the U.S. Securities and Exchange Commission in respect of the automatic shelf registration (the “Registration Statement”).

2.

For the purposes of issuing this letter, we have reviewed only the documents referred to in the Appendix to this letter (the “Documents”) which we understand to be the only documents in existence which are relevant to the issuance of this Opinion.

English law

3.

The opinions set out in this letter (which are strictly limited to the matters stated herein and are not to be read as extended, by implication or otherwise, to any other matters) relate only to English law as applied by the English courts as at today’s date. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law.

Travers Smith LLP is a limited liability partnership registered in England and Wales under number OC 336962 and is authorised and regulated by the Solicitors Regulation Authority (SRA number 489478). A list of the members of Travers Smith LLP is open to inspection at our registered office and principal place of business: 3 Stonecutter Street London EC4A 4AW

Opinion

4.	On the basis of our understanding of the Documents and the assumptions and subject to the reservations set out below, we are of the opinion that:

4.1	the Company is a public company limited by shares and has been duly incorporated under English law; and

4.2

subject to (i) the Registration Statement becoming effective and continuing to be effective under the Securities Act of 1933, as amended, (ii) such Shares being issued in accordance with the terms of the articles of association and applicable law as in force at that date; (iii) full payment of the agreed upon cash consideration for any Shares being received by the Company; and (iv) valid entries having been made in the books and registers of the Company whether physically or electronically, the Shares will be duly and validly authorised and issued, fully paid and non-assessable, and no further amounts will be payable to the Company in respect of the issue of the Shares.

Assumptions

5.	The opinions set out in paragraph 4 are based upon the following assumptions:

5.1

that all copy Documents supplied to us are true, complete, up-to-date, authentic and accurate in all respect and conform to the originals which themselves are genuine and that all signatures, stamps and seals thereon are genuine;

5.2

that on each date of the allotment and issue of the Shares (each an “Allotment Date”) the Company will allot and issue Shares in accordance with the articles of association of the Company (as in force at the relevant Allotment Date), the Companies Act 2006, applicable law and any relevant authority given by the members of the Company in a general meeting to allot such Shares and the consideration for the allotment and issue of Shares will not be less than the par value of such Shares;

5.3

the Shares will have been, on allotment and issue, fully paid up in accordance with (i) the articles of association of the Company in force at the relevant Allotment Date; and (ii) applicable law in force at the relevant Allotment Date;

5.4

that the Shareholder Resolutions (as defined below) accurately record certain true and correct resolutions duly passed at a properly convened, constituted and conducted meeting of shareholders in accordance with the articles of association of the Company as in force at such time, and have not been and will not be amended, altered, repealed or rescinded, revoked or varied prior to the Allotment Dates and each and every part thereof is in full force and effect as at the date hereof;

5.5

the Board Resolutions (as defined below) accurately record certain true and correct board resolutions duly passed with the unanimous consent of the Board in accordance with the articles of association of the Company as in force at such time, and have not been and will not be amended, altered, repealed or rescinded, revoked or varied prior to the Allotment Dates and each and every part thereof is in full force and effect as at the date hereof;

5.6

as at each Allotment Date, the authority granted pursuant to the Shareholder Resolutions will be sufficient and will remain unutilised to the extent necessary to permit the allotment and issue of the Shares on such Allotment Date and, to the extent that it is not sufficient (or has expired), prior to the Allotment Date, all resolutions of the shareholders of the Company required to authorise the allotment of Shares will be duly passed and at properly convened meetings of the shareholders of the Company, and no such authorisations, at the time of allotting the Shares, will have been amended or rescinded and will remain in full force and effect;

5.7

the directors at each Allotment Date will be duly authorised pursuant to the articles of association of the Company as in force at such Allotment Date, the Companies Act 2006, applicable law and any relevant authority given by the members of the Company in a general meeting to allot the Shares to be allotted and issued on such Allotment Date including on a non-pre-emptive basis, to the extent necessary;

5.8

a meeting of the Board, or a duly authorised and constituted committee of the Board, will be duly convened and held or unanimous written resolutions of the Board or any such committee will be passed in accordance with the articles of association of the Company as in force at such time prior to each Allotment Date, at which it will be resolved to allot and issue the Shares to be allotted and issued on such Allotment Date;

5.9

the directors on each Allotment Date will have exercised their powers in accordance with their statutory duties under the Companies Act 2006 and English common law and, in deciding whether to enter into the issue and allotment of the Shares, the directors of the Company were and will be acting bona fide in the best interests of the Company for the purpose of fulfilling their commercial objectives and have exercised and will exercise their powers in accordance with their duties imposed by applicable law and there is and will be appropriate commercial benefit to the Company in issuing and allotting the Shares;

5.10	no director of the Company has or will have any interest in the issue and allotment of the Shares except to the extent permitted by the articles of association of the Company and by law;

5.11

as of the date of this Opinion and at each Allotment Date, the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of the Company, no application has been presented or order made by a court for the administration of the Company, no documents have been filed with the court for the appointment of an administrator in respect of the Company nor has any notice of intention to appoint an administrator been given in respect of the Company and no receiver, trustee, administrator, administrative receiver, liquidator or similar office-holder has been appointed in any jurisdiction in relation to the Company or any of its assets or revenues other than as disclosed by the Bankruptcy Search and is not, and will not be as a result of the issue and allotment of the Shares, unable to pay its debts as they fall due (as defined in section 123 of the Insolvency Act 1986);

5.12	that any representation, warranty or statement of fact or law, other than as to the laws of England made in any of the Documents is true, accurate and complete;

5.13

that there has been no alteration in the status or condition of the Company since a search carried out at the Companies House of England and Wales and at the Central Index of Winding Up Petitions on 22 October 2026 at 18:05;

5.14	that each director of the Company has disclosed any relevant interests in accordance with the provisions of the Companies Act 2006 and the articles of association of the Company;

5.15

that each director of the Company (and each member of any relevant committee) discharged their fiduciary duty owed to the Company and acted honestly and that each relevant trustee discharged its fiduciary duties and acted honestly;

5.16	that the registration of Shares pursuant to the Form S-3 will be made in accordance with the relevant Documents;

5.17	that the Officer’s Certificate in which each of the statements contained in a certificate of an Officer of the Company (the “Certificate”) is true and correct as at the date of this opinion;

5.18	that there have been no amendments to the articles of association of the Company referred to in the Appendix; and

5.19	that save for the Documents, there is no other document or arrangement which modifies or supersedes any of the Documents.

6.

We express no opinion as to any agreement, instrument, document or matter other than as specified in this letter. We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law).

7.

This letter is given on the basis that any limitation on the liability of any other person to the persons to whom this letter is addressed, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.

8.

By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

9.

To the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws. We express no views in this opinion on the validity of the matters set out in any opinion given in relation to such laws.

10.

We have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

QUALIFICATIONS

Our opinion is subject to the following qualifications:

11.	Company Search: the Company Search is not capable of revealing conclusively whether or not:

11.1	a winding-up order has been made or a resolution passed for the winding up of a company; or

11.2	an administration order has been made; or

11.3	a receiver, administrative receiver, administrator or liquidator has been appointed; or

11.4	a court order has been made under the Cross Border Insolvency Regulations 2006,

11.5	since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

12.

Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

12.1	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

12.2

in the case of an application for the making of an administration order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

12.3	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry immediately;

12.4

details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

12.5	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994.

12.6

Non-Assessable Shares: the term ‘non-assessable’ has no recognised meaning in English law but for the purposes herein the term means that, under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution passed in accordance with the articles of association approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional payments or calls on the relevant Shares to or by the Company or its creditors.

12.7

Authority to Allot and Disapplication of Pre-emption Rights: The authority to allot and the disapplication of pre-emption rights approved as Resolution 11 and 12 in the Shareholder Resolutions is due to expire at the next annual general meeting of the shareholders (or, if earlier, at the close of business on 31 August 2027). Any issue of Shares in excess of the disapplication of pre-emption rights set out in the Shareholder Resolutions may need to be offered to existing shareholders on a pre-emptive basis.

Benefit of opinion

13.

This opinion is addressed to the Company solely for its own benefit. This opinion letter may not be delivered to or relied upon by any person other than the Company without our express written consent.

Consent to filing

14.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the “Commission”) as an exhibit to the Form S-3 relating to the automatic shelf registration of the Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Governing Law

15.

This opinion letter and any non-contractual obligations arising out of or in relation to it are governed by English law. The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this opinion letter (including non-contractual disputes or claims).

Yours faithfully

/s/ Jon Reddington

Travers Smith LLP

APPENDIX

Documents Reviewed

The Documents referred to in Paragraph 2 of this letter are copies of the following which have been provided to us by the Company with the exception of the documents/searches referred to in (5) below which have been obtained from the United Kingdom’s Companies House and the Central Index of Winding up Petitions as the case may be.

1.	The Draft Form S-3;

2.	The articles of association of the Company adopted on October 5, 2017;

3.	Extracts of the shareholder resolutions numbered 11 to 14 passed at the annual general meeting of the Company held on 9 June 2026 (the “Shareholder Resolutions”), as provided by the Company;

4.	A copy of the resolutions of the board of directors of the Company to prepare, execute and file the Registration Statement (the “Board Resolutions”);

5.	The searches referred to in paragraph 4(e) of this Legal Opinion; and

6.	The Certificate.